EXHIBIT 10.1

LETTER OF INTENT RE

AGREEMENT TO MERGE

This Agreement to Merge (the “Agreement”) is made as of the 15th day of September, 2014 (the “Effective Date”),

B E T W E E N:

NANO TECH WEST, INC.,

A corporation incorporated pursuant to the Laws of

the State of Nevada with an office located at

2724 Otter Creek Court, # 101

Las Vegas, Nevada

89117                                                       (Nano)                            OF THE FIRST PART

-and-

CASCADE ENERGY, INC.,

A corporation incorporated pursuant to the Laws of

The State of Nevada with an office located at

2360 Corporate Circle Suite 40

Henderson

Nevada

89074                                              (Cascade)                             OF THE SECOND PART

WHEREAS:

A.	Nano Tech West, Inc., a Nevada Corporation (“Nano Tech”), is seeking a business acquisition or to merge with an active company and become a publicly traded corporation by way of common shares being quoted for trading on the NQB: Pink Sheets. The company is the holder of the exclusive distribution rights for North America, South America, Central America, Mexico and Canada to Nanotechnology products and services.

B.	Cascade Energy, Inc., a Nevada Corporation (“Cascade”) is a research and development company which conducted research into bio type fuels, fuel cells and other green energy, including LED projects. From 2011 the Company operated with an operating line of Credit guaranteed by the preferred share holder. In 2014 credit facilities had been maximized and no further funding could be obtained. With no launch of product lines possible the secured creditor subsequently initiated action to effect a restructure of the Company.

C.	Cascade wishes to merge with or acquire Nano Tech, with Cascade resulting as the surviving entity, and to operate the newly reorganized company as a fully reporting Nevada publically traded entity under the name Nano Tech.

D.	On the closing of the transaction the Officers and Directors of Cascade will resign as of that date and Nano Tech Officers and Directors would be appointed to the respective positions in the restructured corporation. Cascade will have entered into agreements to dispose of all assets of the Company and would restructure such transactions to pay out all debt outstanding in the Company books. The newly appointed Officers and Directors of the resulting company would then continue to operate the corporation as a publicly traded company with no impediments, and move forward with the business plan carried forward from Nano Tech West Inc.

This Letter of Intent sets forth the general terms and conditions which would be applicable to the transaction and will serve to allow the parties to seek legal and other such advise as is necessary to achieve the stated purpose. If the statements and premises contained in this letter are superseded by the terms of a closing agreement then the terms of such closing agreement will be applicable.

It is expected that the merged company will continue to operate with new management under whatever operating terms and conditions were previously applicable to Nano Tech. Certain shareholders who are designated control persons, affiliates, Officers or Directors will be restricted from negotiation of shares held, except under the exemptions to Rule 144 of the Securities Act.

Cascade will, as part and parcel of the merger, be current in all filings and disclosures required for a current status to NQB Pink Sheets and will have no outstanding comments from FINRA.

Cascade will issue approximately 57,000,000 shares of its 25-for-1 post-reverse, restricted common stock to acquire 100% of all of the issued and outstanding securities of Nano Tech. This exchange will be structured to comply with IRS Section 368 and qualify as a tax-free transaction for the participating shareholders of Nano Tech.

1. Term of Agreement. This Agreement will lapse on November 30, 2014 should there be no renewal of intent or, a renewal will require the written consent of both parties. Should agreement be concluded by that date a closing document will be created which will more specifically relate the terms and conditions to be effected.

2. Assignment. The benefit of this agreement may not be assigned without the written approval of both parties.

3. Relationship of the Parties. Nano Tech and Cascade Energy are independent contractors and each corporation has no right or authority to assume or to create any obligation or responsibility, express or implied on behalf of either corporation. Nothing in this Agreement shall be construed as creating a partnership or a relationship of principal and agent between the parties.

4. Termination. This Agreement shall automatically terminate without notice in the event that either party ceases conducting business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any federal or state statute relating to insolvency.

5. Notices. Any required or permitted notice will be deemed to have been given when received in writing at the address of the party being given notice.

6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Nevada USA, and the parties to this Agreement hereby agree to the sole and exclusive jurisdiction of the courts of Nevada to entertain any actions or other legal proceedings.

7. Modifications. All modifications of this Agreement must be in writing and signed by an authorized representative of each party.

8. Complete Agreement. This Letter of Intent and its Exhibit contain the complete and exclusive agreement between the parties and supersede all other prior or contemporaneous written or oral communications between the parties relating to the subject matter hereof.

9. Announcements and Press Releases. The corporations to this agreement hereby agree not to make any announcements or press releases with regard to this Agreement or any future relationships, without the prior written consent of both parties. Violation of this provision either party is grounds for immediate termination of this Agreement without notice and without any recourse.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 5th day of September 2014.

NANO TECH WEST, INC.,		CASCADE ENERGY, INC.,

	/s/ R. Hughes		/s/ R. Hughes
By:	R.Hughes	By:	R.Hughes
	President.		President.